Exhibit 99.1

Sunshine Heart Appoints Warren Watson to Board of Directors

Seasoned Leader in Cardiology Joins as Director Replacing William Peters

Eden Prairie, MN and Sydney, Australia: January 30, 2013: Sunshine Heart, Inc. (NASDAQ: SSH; ASX: SHC) today announced that Warren Watson has been appointed to the Company’s Board of Directors. Mr. Watson replaces William Peters, MD, who steps down from the Board but continues on as Chief Technical Officer of Sunshine Heart. Both changes are effective immediately.

Mr. Watson brings over 35 years of experience in medical devices to Sunshine Heart, including 33 years at Medtronic, Inc., where he served in various roles of increasing responsibility spanning technical management, clinical and regulatory processes, business development, strategic marketing, and general management. Notably, he spent eight years as VP of Research and Development for the Cardiac Rhythm Management business. In addition to corporate officer roles, Mr. Watson has served on the Board of Directors of several U.S. cardiology companies. He was a member of the Board of California-based cardiology company, Cameron Health, which was bought by Boston Scientific in 2012. He currently serves on the Board of Cardialen, Inc. and Cardia Access, both Minneapolis-based early stage medical device companies.

“We are thrilled to welcome Warren to our Board,” said John Erb, Chairman of Sunshine Heart’s Board of Directors. “Warren’s exceptional tenure at Medtronic will be a significant asset to our company. His experience guiding medical technology companies comes at a key time for Sunshine Heart, as we continue to progress our proprietary C-Pulse Heart Assist System through the U.S. regulatory process into pivotal trials, and initiate European post-market studies toward a European commercial launch.”

“Will Peters has been nothing short of instrumental to the growth and success of Sunshine Heart since co-founding the company in 1999,” said Dave Rosa, CEO of Sunshine Heart. “We thank him for his service on our Board and look forward to his continued contributions as a corporate officer.”

The addition of a new U.S. Board member furthers Sunshine Heart’s corporate transition to becoming a U.S.-centric company. In tandem with this release, Sunshine Heart today announced its intention to de-list from the ASX during the first half of calendar 2013. This follows its February, 2012 listing on NASDAQ.

About Sunshine® Heart

Sunshine Heart, Inc. (NASDAQ: SSH / ASX: SHC) is an early-stage global medical device company committed to the commercialization of the C-Pulse System, an implantable, non-blood contacting, heart assist therapy for the treatment of moderate to severe heart failure.  The C-Pulse System can be implanted using a minimally invasive procedure and is designed to relieve the symptoms of heart failure through the use of counter-pulsation technology, which enables an increase in cardiac output, an increase in coronary blood flow and a reduction in the heart’s pumping load.  Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical trial of the C-Pulse System and presented the results in November 2011.  In March, 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application.  Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal trial.  In July 2012

Sunshine Heart received CE Mark approval for its C-Pulse System in Europe.  Sunshine Heart is a Delaware corporation headquartered in Minneapolis with a subsidiary presence in Australia.  The Company has been listed on the Australian Securities Exchange (ASX) since September 2004 and on the NASDAQ Capital Market since February 2012.  For more information, please visit www.sunshineheart.com.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions and expectations and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations with respect to future clinical trial activities and results including patient enrollment in trials. These forward-looking statements are subject to numerous risks and uncertainties, including without limitation, the possibility that our clinical trials do not meet their enrollment goals, meet their end-points or otherwise fail, that regulatory authorities do not accept our application or approve the marketing of the C-Pulse System, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, that we may not be able to commercialize our products successfully in the EU and the other risk factors described under the caption “Risk Factors” and elsewhere in our filings with the U.S. Securities and Exchange Commission and ASX.  You should not place undue reliance on forward-looking statements because they speak only as of the date when made and may turn out to be inaccurate. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements.

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For further information, please contact:

Media:	Investor:
Laura Forman	Jeff Mathiesen
Blueprint Life Science Group	Chief Financial Officer
T: +1-415-375-3340	Sunshine Heart, Inc.
T: +1-952-345-4200